As filed with the Securities and Exchange Commission on June 22, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Color Star Technology Co., Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	8200	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

800 3rd Ave, Suite 2800

New York NY 10022

Tel: (212) 220-3967

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Basil Wilson

Chief Executive Officer

Color Star Technology Co., Ltd.

800 3rd Ave, Suite 2800

New York NY 10022

Tel: (212) 220-3967

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq.

Mengyi “Jason” Ye, Esq.
Ortoli Rosenstadt LLP

366 Madison Avenue – 3rd Floor

New York, New York 10017

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee
Units consisting of:		$26,000,000	$2,836.60
Ordinary Shares, par value $0.001 per share	$		$(3)
Warrants to purchase Ordinary Shares	$		$(3)
Ordinary Shares issuable upon exercise of Warrants		$26,800,000	$2,923.88
Total		$52,800,000	$5,760.48

(1)	All shares registered pursuant to this registration statement are to be offered for resale by the Selling shareholders (defined below). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional ordinary shares of the registrant, $0.001 par value per share, issued to prevent dilution resulting from stock splits, stock dividends or similar events. No additional consideration will be received for such additional number of Ordinary Shares, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s ordinary shares on the Nasdaq Capital Market on June 19, 2021.

(3)	No fee required pursuant to Rule 457(g) or 457(i) under the Securities Act.

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED June 22, 2021

COLOR STAR TECHNOLOGY CO., LTD.

Up to 20,000,000 Units

Each Unit Consisting of One Ordinary Share and One Warrant to
Purchase One Ordinary Share

This prospectus relates to the offer and sale, from time to time, of up to 20,000,000 units (the “Units), with each Unit consisting of one ordinary share and one warrant to purchase one ordinary share at an assumed price of $1.30 per Unit, of Color Star Technology Co., Ltd. (the “Company”, “we”, “us” and “our”) by the shareholders named in the section of this prospectus entitled “Selling Shareholders”. The Units were sold to certain “non U.S.” investors pursuant to certain securities purchase agreement that we entered into with the selling shareholders on February 18, 2021 and subsequently amended on June 4, 2021. Each ordinary share is being sold together with one warrant to purchase one ordinary share. Each share exercisable pursuant to the warrants will have an exercise price per share of US$1.34. The ordinary shares and related warrants are immediately separable and were issued separately in this offering. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities.

We are not selling any ordinary shares in this offering, and we will not receive any proceeds from the sale of shares by the Selling shareholders.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CSCW”. On June 21, 2021, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $1.08 per share, and on June 22, 2021, we had 90,356,629 ordinary shares outstanding.

The Selling Shareholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our ordinary shares involves substantial risks. See “Risk Factors” beginning on page 8 of this prospectus to read about important factors you should consider before purchasing ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June    , 2021.

i

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus. Neither we, nor the Selling shareholders, have authorized any other person to provide you with different or additional information. Neither we, nor the Selling shareholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The Selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the Selling shareholders has taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Conventions Used in this Prospectus

In this prospectus, unless otherwise specified or the context otherwise requires:

The terms “we,” “us,” “Company” “our company,” and “our” refers to Color Star Technology Co., Ltd. and its subsidiaries;

Except where the context otherwise requires and for purposes of this prospectus only:

●	The terms “we,” “us,” “Company”, “our company,” and “our” refers to Color Star Technology Co., Ltd. and its subsidiaries;

●	“Color Star” refers to Color Star Technology Co., Ltd., a Cayman Islands exempted company;

●	“Color China” refers to Color China Entertainment Limited, a Hong Kong limited company and a wholly owned subsidiary of Color Star;

●	“CACM” refers to CACM Group NY Inc., a New York State limited company and a wholly owned subsidiary of Color Star;

●	“Baytao” refers to Baytao LLC, a New York State limited company and a joint venture with CACM;

●	“Companies Act” refers to the Cayman Islands Companies Act (Revised);

●	“shares” and “ordinary shares” refer to our ordinary shares, $0.001 par value per share;

●	“China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this annual report only, Macau, Taiwan and Hong Kong; and

●	all references to “RMB,” and “Renminbi” are to the legal currency of China, and all references to “USD,” and “U.S. Dollars” are to the legal currency of the United States.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, especially “Risk Factors” and “Operating and Financial Review and Prospects” in the following documents which we incorporate by reference:

●	our Amendment to the Annual report on Form 20-F/A, filed with the SEC on February 26, 2021 (the “form 20-F/A”)

●	our current report on Form 6-K, filed with the SEC on March 29, 2021;

●	our current report on Form 6-K, filed with the SEC on March 25, 2021;

●	our current report on Form 6-K, filed with the SEC on February 23, 2021;

●	our current report on Form 6-K, filed with the SEC on May 14, 2021;

●	our current report on Form 6-K, filed with the SEC on April 13, 2021;

●	our current report on Form 6-K, filed with the SEC on April 12, 2021;

●	our current report on Form 6-K, filed with the SEC on April 1, 2021,

●	our current report on Form 6-K, filed with the SEC on May 28, 2021,

●	our current report on Form 6-K, filed with the SEC on June 7, 2021,

●	our current report on Form 6-K, filed with the SEC on June 17, 2021, and

●	our current report on Form 6-K, filed with the SEC on June 21, 2021 and our consolidated financial statements and related notes and other information incorporated by reference in this prospectus, before deciding to invest in our ordinary shares.

Our Company

We are an entertainment and education company providing online and offline innovative music education through our wholly-owned subsidiaries Color China and CACM. We strive to offer students professional artist training platform featuring exclusive content and live interaction. Our mission is to use our know-how and deep industry connections to deliver a world-class entertainment learning experiences and to promote entertainment exchange between the United States and China. We launched our online platform Color World on September 10, 2020, and it is currently operating in China. The curriculum created by us includes music, sports, animation, painting and calligraphy, film and television, life skills. At present, we have signed contracts with well-known international artists and more than 50 celebrity teachers have been retained to launch online lectures. The Color World platform not only has celebrity lectures, but also celebrity concert videos, celebrity peripheral products, such as celebrity branded merchandise, and artist interactive communication. We strive to build an all-star cultural and entertainment industry chain. To establish a new entertainment industry chain combining online and offline options, we plan to establish offline education institutions. The offline education base will train during the day and perform at night. However, due to the COVID-19 pandemic, our plan to establish the offline education base has been delayed. We will adjust our plan in accordance with the development of COVID-19.

The management believes that we have strong industry resources and influence to become a comprehensive online academy for global “future stars”. We were formerly known as Huitao Technology Co., Ltd., and changed our name to Color Star Technology Co., Ltd. in May 2020. Prior to our acquisition of Sunway Kids in February 2020, our core business had been focusing on the concrete business in China.

Color Star Technology Co., Ltd. (formerly known as Huitao Technology Co., Ltd.) was founded as an unincorporated business on September 1, 2005, under the name TJS Wood Flooring, Inc., and became a C-corporation in the State of Delaware on February 15, 2007. On April 29, 2008, we changed our name to China Advanced Construction Materials Group, Inc.

On August 20, 2018, CACM was incorporated in the State of New York and is wholly owned by us. The establishment of CACM was to expand the Company’s business in the U.S. CACM has not commenced operations.

On December 27, 2018, we consummated a re-domicile merger pursuant to which we merged with and into our wholly-owned subsidiary, China Advanced Construction Materials Group, Inc., a newly formed Cayman Islands exempted company and the surviving entity in the merger. As a result of the reincorporation, we are now governed by the laws of the Cayman Islands.

On July 16, 2019, upon effectiveness of the amendment and restatement of our memorandum and articles of association which was approved by our shareholders, our name was changed from China Advanced Construction Materials Group, Inc. to Huitao Technology Co., Ltd.

On December 31, 2019, we entered into a share exchange agreement with Sunway Kids International Education Group Ltd. (“Sunway Kids”) and its shareholders. On February 14, 2020, we consummated the acquisition of Sunway Kids whereby we issued 1,989,262 Ordinary Shares and $2 million of cash to be paid in exchange for all of the issued and outstanding capital stock of Sunway Kids. The $2 million cash consideration is payable in five installments over five years according to an earn-out schedule. Sunway Kids thereby became our wholly-owned subsidiary. Sunway Kids was established on February 29, 2012, under the laws of the British Virgin Islands as an offshore holding company. On August 23, 2018, Sunway Kids established its wholly-owned subsidiary, Brave Millenium Limited (“Brave Millenium”) under the laws of Hong Kong. On December 4, 2019, Brave Millenium established Chengdu Hengshanghui Intelligent Technology Co., Ltd. (“Chengdu Hengshanghui”) in China as a wholly foreign owned limited liability company (the “WFOE”). On December 9, 2019, Chengdu Hengshanghui entered into a series of variable interest entity agreements with Chengdu Hengshanghui Education Consulting Co., Ltd. (“Hengshanghui Education”). Through Sunway Kids and its variable interest entity Hengshanghui Education, we were engaged in providing education and health services to day-care and preschools in China.

On March 10, 2020, CACM entered into a certain joint venture agreement (the “JV Agreement”) with Baydolphin, Inc., a company organized under the laws of New York (“Baydolphin”). Pursuant to the JV Agreement, CACM and Baydolphin established a limited liability company under the laws of New York, Baytao LLC (“Baytao”) that is intended to be the 100% owner of one or more operating entities in the United States to engage in the business of online and offline after-school education.

Prior to acquisition of Sunway Kids in February 2020, our core business has been the concrete business in China. Our concrete business was negatively affected by the economic cycle and government policies. The concrete industry was influenced by the decline in the macro economy in recent years. The entire concrete industry in the PRC’s Beijing area experienced a slowdown in industry production and economic growth in the last few years as the Beijing government continues to enforce concrete production reformation and tightened environmental laws from late 2017 to date. The reformation causes great uncertainties for local enterprises in the construction market. Since 2017, the pressure on small concrete companies has further increased and many have been shut down. Also, the Beijing government ordered the suspension of construction jobsites during winters to reduce air pollution since 2017. The operations of Xin Ao were also severely affected. As a result of the Company’s deteriorating cash position, we defaulted on bank loans and experienced a substantial increase in contingent liabilities. As of December 31, 2019, we have defaulted on a bank loan of $24,345,129. As of December 31, 2019, Xin Ao was subject to several civil lawsuits for which the Company estimated that it is more than likely to pay judgments in the amount of approximately $6.8 million (including interest and penalties of $1.6 million). During the six months ended December 31, 2019 and 2018, there were additional estimated claims of approximately $0.3 million and $1.1 million, respectively. We believed it would be very difficult, if not impossible, to turn around the concrete business. As a result, we sought to dispose of the concrete business after the acquisition of Sunway Kids.

On May 6, 2020, we completed the disposition (the “Xin Ao Disposition”) of Xin Ao Construction Materials, Inc. (“BVI-ACM”), after obtaining our shareholders’ approval on April 27, 2020 and satisfaction or waiver of all other closing conditions. Upon the closing of the Xin Ao Disposition, Mr. Xianfu Han and Mr. Weili He became the sole shareholders of BVI-ACM and assumed all assets and liabilities of all the subsidiaries and variable interest entities owned or controlled by BVI-ACM. The proceeds of $600,000 from the Xin Ao Disposition have been used for the Company’s working capital and general corporate purposes.

On April 27, 2020, upon effectiveness of the amendment and restatement of its memorandum and articles of association (which was approved by our shareholders), our name was changed to Color Star Technology Co., Ltd.

On May 7, 2020, we entered into a Share Exchange Agreement (“Exchange Agreement”) with Color China Entertainment Limited (“Color China”), a Hong Kong limited company, and shareholders of Color China (the “Sellers”), pursuant to which, among other things and subject to the terms and conditions contained therein, we acquired all of the outstanding issued shares and other equity interests in Color China from the sellers (the “Acquisition”). Pursuant to the Exchange Agreement, in exchange for all of the outstanding shares of Color China, we issued 4,633,333 Ordinary Shares of the Company and paid an aggregate of $2,000,000 to the sellers.

On June 25, 2020, the Company and the former shareholders of Sunway Kids entered into an Amendment No. 2 (“Amendment”) to the Share Exchange Agreement dated December 31, 2019, as amended. Pursuant to the Amendment, the Company shall not make any Earn-out Payment to the former shareholders of Sunway Kids since Sunway Kids has been unable to conduct its normal operations due to the COVID-19 pandemic and management of Sunway Kids believes it will be very difficult to achieve its projected financial results. On the same day, Sunway Kids and Yanliang Han (the “Purchaser”), an unrelated third party, entered into certain share purchase agreement (the “Disposition SPA”). Pursuant to the Disposition SPA, the Purchaser agreed to purchase Sunway Kids for cash consideration of $2.4 million consisting of $400,000 which shall be paid within a month of closing, and $2,000,000 to be paid in monthly installments of $200,000 over 10 months. Upon the closing of the transaction contemplated by the Disposition SPA on June 25, 2020, the Purchaser became the sole shareholder of Sunway Kids and as a result, assumed all assets and liabilities of all the subsidiaries and variable interest entities owned or controlled by Sunway Kids.

Effective October 1, 2020, we changed the ticker symbol of its Ordinary Shares traded on the Nasdaq Capital Market from “HHT” to “CSCW”, representing the abbreviation of “Color Star Color World.” This is the new focus of our business.

Organizational structure

Below is the Company’s corporate structure chart as of the date of this prospectus.

Recent Developments

Securities Purchase Agreement

On March 27, 2021, we sold in a private placement of 3,000,000 ordinary shares at $1.3 per share for an aggregate offering price of $3,900,000.

On March 25, 2021, we entered into a Securities Purchase Agreement with Wang MinYe, pursuant to which the Company agreed to sell to the Wang MingYe in a private placement 3,000,000 ordinary shares at a purchase price of $1.30 per share for an aggregate offering price of $3,900,000.

On March 25, 2021, we entered into a Securities Purchase Agreement with Lin YiHan, pursuant to which we sold to Lin YiHan 3,500,000 ordinary shares at a purchase price of $1.30 per share for an aggregate offering price of $4,550,000.

On February 18, 2021, we entered into certain securities purchase agreement with certain investors, pursuant to which we sold an aggregate of 20,000,000 units, each unit consisting of one ordinary share and a warrant to purchase one share with an initial exercise price of $1.34 per share, at a price of $1.30 per unit, for an aggregate purchase price of $26,000,000. On June 4, 2021, we amended and restated the securities purchase agreement with the investors.

Departure and Appointment of Officer and Director

On May 11, 2021, Lili Jiang tendered her resignation as director of the Company, effective immediately; the resignation of Lili Jiang has been approved by the Nominating Committee, the Compensation Committee and the Board of Directors of the Company. On May 11, 2021, at the recommendation of the Nominating Committee and the Compensation Committee, the Board approved and confirmed the appointment of Jehan Zeb Khan as the succeeding director of the Company, with a monthly compensation of $3,000, effective May 11, 2021 until the Company’s next annual meeting of shareholders and until his earlier death, resignation or removal.

Mr. Khan joined Color China Entertainment Co., Ltd., a wholly-owned subsidiary of the Company, as the CEO in 2021, in charge of the development of Internet intelligent applications, the development and update of AI and AR technologies, and celebrity artist docking. Mr. Khan has many years of experience in the Internet industry and has strong working capabilities for company management and business development. Mr. Khan graduated from the University of the Punjab BS Computer Science in Pakistan in 2000. After graduation, he started his own business and established a “New Network” personal studio, aiming to solve Internet problems for small and medium-sized enterprises, including the development of applications, the production of company webpages and to help companies develop artificial intelligence software, including automatic trajectory search.

On March 29, 2021, Xiaoyuan Zhang tendered her resignation as director of the Company. Effective immediately; On March 31, 2021, the Board appointed Long Yi as a member of the Board, to fill the vacancy created by the resignation of Xiaoyuan Zhang.

Mr. Yi, age 44, has served as Chief Executive Officer and Chairman of the board of directors of Urban Tea, Inc. (Nasdaq: MYT) since January 26, 2018. Mr. Yi served as Chief Financial Officer and a board member of Bat Group, Inc. (Nasdaq: GLG) from January 2013 and June 2015, respectively, to June 2019. Mr. Yi was the senior financial manager in Sutor Technology Group Ltd. (Nasdaq: SUTR) from 2008 to 2012. Mr. Yi is a Certified Public Accountant in the State of Illinois. Mr. Yi received his Bachelor’s degree in Accounting from Northeastern University in September 1998 and a Master’s degree in Accounting and Finance from University of Rotterdam in June 2004. Mr. Yi also obtained a graduate diploma in accounting from McGill University in August 2006.

On May 27, 2021, at the recommendation of the Nominating Committee and the Compensation Committee, the Board approved and confirmed the appointment of Basil Wilson as the Co-Chief Executive Officer of the Company, with a monthly compensation of $15,000, effective May 27, 2021 until the Company’s next annual meeting of shareholders and until his earlier death, resignation or removal.

Mr. Wilson served as CEO of Century Dragon Entertainment Development Co., Ltd. from 2016 to March 2021. He was in charge of the technical development of entertainment technology, including the production of 3D virtual human concert, AI scene technology development, and AR entertainment artificial intelligence development, etc. Mr. Wilson has more than 20 years of experience in the entertainment technology industry since 1997. He graduated with an MBA degree from Tsinghua University in China and was appointed as a think tank professor by the School of Culture and Entertainment Business.

On June 16, 2021, Biao Lu tendered his resignation as the CEO and Chairman of the Board of Directors (“Board”) of Color Star Technology Co., Ltd. (the “Company”), effective June 16, 2021. Mr. Lu’s resignation is not the result of any disagreement with the Company’s operations, policies or procedures.

Concurrently, upon recommendation by the Nominating Committee and the Compensation Committee, the Board approved and confirmed the appointment of Basil Wilson as the Chairman of the Boar and appointment of Biao Lu as the Chief Artistic Officer of the Company.

Change of Independent Accounting Firm

On April 7, 2021, the Audit Committee (the “Audit Committee”) of Board of Directors of the Company dismissed Wei, Wei & Co., LLP (“Wei Wei”) as the Company’s independent registered public accounting firm, effective immediately.

The audit reports of Wei Wei on the consolidated financial statements of the Company for each of the fiscal years ended June 30, 2019 and 2020 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s fiscal years ended June 30, 2019 and 2020, there were no disagreements between the Company and Wei Wei on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreement(s), if not resolved to Wei Wei’s satisfaction, would have caused Wei Wei to make reference to the subject matter of the disagreements in its reports on the Company’s consolidated financial statements for such periods.

On April 7, 2021, the Audit Committee approved the appointment of Audit Alliance LLP (“Audit Alliance”) as the Company’s independent registered public accounting firm to perform independent audit services for the year ended June 30, 2021. During the two fiscal years ended June 30, 2019 and 2020 and through the subsequent interim period to April 6, 2021, neither the Company nor anyone on its behalf consulted Audit Alliance regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or on the type of audit opinion that might be rendered on the consolidated financial statements of the Company, and neither a written report nor oral advice was provided to the Company that Audit Alliance concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of either a disagreement or a reportable event as described above.

Regain Nasdaq compliance

On October 16, 2020, the Company received a letter from The Nasdaq Stock Exchange regarding the Company’s failure to comply with Nasdaq Continued Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. A failure to comply with Rule 5550(a)(2) exists when listed securities fail to maintain a closing bid price of at least $1.00 per share for 30 consecutive business days. Based on the closing bid price for the last 30 consecutive business days (including, in particular, the period September 3, 2020 through October 15, 2020), the Company failed to meet the aforesaid requirement.

On April 7, 2021, the Company received a written notification from the Nasdaq Stock Market Listing Qualifications Staff indicating that the Company has regained compliance with the $1.00 minimum closing bid price requirement for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) and that the matter is now closed.

Impact of COVID-19

The Company’s operations are affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19) which in March 2020 was declared a pandemic by the World Health Organization. The COVID-19 outbreak is causing lockdowns, travel restrictions, and closures of businesses. Our business has been negatively impacted by the COVID-19 coronavirus outbreak to a certain extent.

The Company’s operations in China and the United States have been materially affected. New York, where the Company’s U.S. operations are based, have been significantly affected by COVID-19, which led to measures taken by the New York government trying to contain the spread of COVID-19, such as reduction on the number of people in gathering and travel restrictions. Additional travel and other restrictions may be put in place to further control the outbreak in United States. Accordingly, our operation and business have been and will continue to be adversely affected as the results of the wide-spread pandemic. Management may have to adjust or change business plans in response to the prolonged pandemic and change of social behavior.

The extent to which COVID-19 negatively impacts the business is highly uncertain and cannot be accurately predicted. The Company believes that the coronavirus outbreak and the measures taken to control it may have a significant negative impact on not only the business, but economic activities globally. The magnitude of this negative effect on the continuity of the business operation in China and U.S. remains uncertain. These uncertainties impede the Company’s ability to conduct daily operations and could materially and adversely affect the business, financial condition and results of operations, and as a result affect the Company’s stock price and create more volatility.

Based on assessment of current economic environment, customer demand and sales trend, and the negative impact from COVID-19 outbreak and spread, there is an uncertainty that the Company’s revenue and operating cash flows may be significantly lower than expected for fiscal year 2021.

Corporate Information

We are a Cayman Islands exempted company with limited liability and conduct business in China through subsidiaries in China. Our principal executive office is located at 800 3rd Ave, Suite 2800, New York, NY 10022. Our telephone number is +1 (212) 220-3967. We maintain a website at https://colorstarinternational.com/ that contains information about our Company, though no information contained on our website is part of this prospectus.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to U.S. domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

The Offering

Ordinary shares offered by Selling shareholders	Up to 20,000,000 Units, with each Unit consisting of one ordinary share and one warrant to purchase one ordinary share.

Selling shareholders	See “Selling shareholders”

Ordinary shares outstanding	90,356,629 ordinary shares

Ordinary shares outstanding after the offering	Up to 90,356,629 ordinary shares

Nasdaq Capital Market symbol	CSCW

Use of Proceeds	We have not made, and do not need to make, any payments to any affiliate of the Selling shareholders, or any person with whom the Selling shareholders has a contractual relationship.

Risk Factors	The investment of our ordinary shares involves substantial risks. See “Risk Factors” in this prospectus and under “Item 3. Key Information—D. Risk factors” in the Amendment to 2020 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our ordinary shares.

Dividend policy	We have never paid or declared any cash dividends on our shares, and we do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. See “Dividend Policy.”

RISK FACTORS

You should carefully consider the risks incorporated by reference in this prospectus before making an investment decision. You should also consider the matters described below and in “Risk Factors” in “Item 3. Key Information—D. Risk factors” in the Form 20-F/A, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our ordinary shares. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment. The risks also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

The price of our ordinary shares historically has been volatile, which may affect the price at which you could sell the ordinary shares.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CSCW.” The market price for the ordinary shares has varied between a high bid price of $2.67 on March 30, 2021 and a low bid price of $0.44 on September 25, 2020 in the 12-month period ended on June 21, 2021. This volatility may affect the price at which you could sell the ordinary shares. The ordinary share price are likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the following:

●	variations in our revenues, earnings and cash flows;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new offerings, solutions and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our services or our industry;

●	announcements of new regulations, rules or policies relevant for our business;

●	additions or departures of key personnel;

●	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were to be involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We do not intend to pay dividends on our ordinary shares for the foreseeable future, but if we intend to do so our holding company structure may limit the payment of dividends to our stockholders.

While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling our ordinary shares.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our ordinary shares becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our ordinary shares will qualify for exemption from the Penny Stock Rule. In any event, even if our ordinary shares were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ordinary shares, the market price for the ordinary shares and trading volume could decline.

The trading market for our ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If industry or securities analysts decide to cover us and in the future downgrade our ordinary shares, the market price for our ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ordinary shares to decline.

Techniques employed by short sellers may drive down the market price of our ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in the PRC have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in our ordinary shares could be greatly reduced or even rendered worthless.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our semi-annual results as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq Listing Rules require listed companies to have, among other things, a majority of their board members be independent. As a foreign private issuer, however, we are permitted to, and we may, follow home country practice in lieu of the above requirements, or we may choose to comply with the Nasdaq requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Since a majority of our board of directors will not consist of independent directors, fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, the Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. As a foreign private issuer, we are not subject to these requirements. The Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans and certain ordinary share issuances. We intend to comply with the requirements of Nasdaq Listing Rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. However, we may consider following home country practice in lieu of the requirements under Nasdaq listing rules with respect to certain corporate governance standards which may afford less protection to investors.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein contain industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding our future results of operations and financial position, business strategy, transformation, strategic priorities and future progress, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “project,” “believe,” “estimate” or “predict” “or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described in the sections entitled “Risk Factors” and/or “Operating and Financial Review and Prospects” in the 2020 Annual Report incorporated by reference herein. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

MARKET PRICE AND TRADING HISTORY

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “CSCW”. The following table sets forth, for the periods indicated, the high and low bid prices of our ordinary shares on the Nasdaq Capital Market.

	High	Low
Fiscal Year Ended December 31, 2021
Second Quarter(through June 18, 2021)	$1.76	$0.80
First Quarter	$2.67	$0.60
Fiscal Year Ended December 31, 2020
First Quarter	$1.70	$0.58
Second Quarter	$1.42	$0.31
Third Quarter	$2.06	$0.36
Fourth Quarter	$0.90	$0.45

The last reported sales price for our ordinary shares on the Nasdaq Capital Market as of June 21, 2021, was $1.08 per share. As of June 21, 2021, we had 90,356,629 shares of $0.001 par value ordinary shares issued and outstanding. Our Transfer Agent is Action Stock Transfer Corp.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholder. As of the date hereof, we received $2,600,000 from the sale of the Units pursuant to the securities purchase agreements, as amended, with the Selling Shareholders. These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any. We have not made, and do not need to make, any payments to any affiliate of the Selling shareholders, or any person with whom the Selling shareholders has a contractual relationship.

SELLING SHAREHOLDERS

We are registering the ordinary shares in order to permit the Selling shareholders to offer the shares for resale from time to time. Except for the entry into the Securities Purchase Agreement, the Selling shareholders has not had any material relationship with us within the past three years.

The table below lists the Selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the ordinary shares held by the Selling shareholders. Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary share shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to the completion of this offering is based on (i) 90,356,629 ordinary shares issued and outstanding as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part and (ii) ordinary share underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes (i) ordinary share outstanding immediately after the completion of this offering and (ii) ordinary share underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus.

The Selling shareholders may sell all, some or none of its shares in this offering. See “Plan of Distribution”.

Name of Selling shareholders	Number of Ordinary Shares Owned Prior to Offering	Number of Ordinary Shares Underlying the Warrants Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering	Number of Ordinary Shares that May Be Sold in This Offering As A Percentage of Currently Outstanding Shares (1)	Percentage of Common Shares Owned After the Offering (2)
Yixuan Wang	4,000,000	4,000,000	8,000,000	0	6.90%	0%
Chen Chen	4,000,000	4,000,000	8,000,000	0	6.90%	0%
Fang Liu	4,000,000	4,000,000	8,000,000	0	6.90%	0%
Shasha Shui	4,000,000	4,000,000	8,000,000	0	6.90%	0%
Lixia Wan	4,000,000	4,000,000	8,000,000	0	6.90%	0%

(1)	Assumes that the total number of our issued and outstanding ordinary shares remains unchanged at 90,356,629 prior to the issuance of the ordinary shares, and 25,646,252 ordinary shares underlying the Warrants exercisable as to the date of the Prospectus.

(2)	Assumes that the Selling shareholders sells all of the ordinary shares and ordinary shares underlying the Warrants offered pursuant to this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

Under Cayman Islands law and our Articles of Association, we may pay a dividend out of either profits or our share premium account but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will depend on receipt of funds from Color China. Current Chinese regulations permit our China Operating Companies to pay dividends to Color Star only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Our China Operating Companies are also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Our subsidiaries in China are required to set aside statutory reserves and have done so.

In addition, pursuant to the China Enterprise Income Tax Law (“EIT Law”) and its implementation rules, dividends generated after January 1, 2008 and distributed to us by Color China are subject to withholding tax at a rate of 10% unless otherwise exempted or reduced according to treaties or arrangements between the Chinese central government and governments of other countries or regions where the non-Chinese-resident enterprises are incorporated.

Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations in China may be used to pay dividends to our company.

DESCRIPTION OF ORDINARY SHARES

As of the date of this prospectus, we are authorized to issue up to 200,000,000 ordinary shares of $0.001 par value per share.

The following are summaries of the material provisions of our Memorandum and Articles of Association of the Company, as amended, insofar as they relate to the material terms of our ordinary shares. Copies of our Memorandum and Articles of Association are filed as exhibits to the registration statement of which this prospectus is a part.

Ordinary shares

Ordinary Shares

The following are summaries of material provisions of our Memorandum and Articles, corporate governance policies and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company

Under our Memorandum and Articles, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Share Capital

The holders of our Ordinary Shares are entitled to one vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of Memorandum and Articles, to vote thereat.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Act and to our Memorandum and Articles.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each Ordinary Share is entitled to one vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded by the chairman or persons holding certain amounts of shares as set forth in the Memorandum and Articles. Actions that may be taken at a general meeting also may be taken by a unanimous resolution of the shareholders in writing.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; two members present in person or by proxy shall be a quorum provided always that if the Company has one member of record the quorum shall be that one member present in person or by proxy. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast.

A special resolution of members is required to change the name of the Company, approve a merger, wind up the Company, amend the Memorandum and Articles and reduce the share capital.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our Board of Directors may, in its sole discretion, decline to register any transfer of Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our Board of Directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Winding-Up/Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Inspection of Books and Records

Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Act or authorized by the Directors or by the Company in a general meeting. However, the Directors shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Companies Act. (See “Where You Can Find More Information”)

Issuance of Additional Shares

Our Memorandum and Articles authorize our Board of Directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Our Memorandum and Articles also authorizes our Board of Directors to issue all or any part of its capital with or without preference, priority or special privilege or subject to any restriction.

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board of Directors to issue ordinary shares with preference rights in one or more series and to designate the price, rights, preferences, privileges and restrictions of such ordinary shares with preference rights without any further vote or action by our shareholders (subject to variation of rights of shares provisions in our Memorandum and Articles); and

●

limit the ability of shareholders to requisition and convene general meetings of shareholders. Our Memorandum and Articles allow our shareholders holding shares representing in aggregate not less than one-fourth of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Warrants

The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Exercise Price and Duration. Each share exercisable pursuant to the warrants will have an exercise price per share of US$1.34. The warrants are exercisable immediately upon issuance, and at any time thereafter up to the third anniversary of the issuance date. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A ordinary share and also upon any distributions of assets, including cash, stock or other property to our shareholders. No fractional shares will be issued upon exercise of the warrants. A warrant holder may exercise its warrants only for a whole number of shares. As a result, you must purchase Units in multiples of two in order to obtain full value from the fractional interest.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of Class A ordinary shares purchased upon such exercise.

Cashless Exercise. If at the third-month anniversary of the issuance date, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the ordinary shares underlying the warrants, then the warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of ordinary shares determined according to the formula set forth in the warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% upon the request of the holder) of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Fractional Shares. No fractional ordinary shares will be issued upon the exercise of the warrants. A warrant holder may exercise its warrants only for a whole number of shares.

Trading Market. There is no established public trading market for the warrants being issued in this offering, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

MATERIAL DIFFERENCES BETWEEN U.S. CORPORATE LAW AND
CAYMAN ISLANDS CORPORATE LAW

The Companies Act is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the shareholders and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company. However, it is noted that the Company’s Articles provide that approval of a special resolution of shareholders is required.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our current memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our current articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our current articles of association allow our shareholders holding not less than one-fourth of all voting power of our share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our current articles of association do not provide our shareholders other right to put proposal before a meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our current articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our current articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our current articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by not less than two-thirds of such holders of the shares of that class as may be present at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our current memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Cayman Islands Data Protection. We have certain duties under the Cayman Islands Data Protection Act, 2017 (“DPA”) of the Cayman Islands based on internationally accepted principles of data privacy.

Privacy Notice. The legal basis for this notification is to meet the standards required in respect of, and ensure compliance with, the requirements of DPA which came into effect in the Cayman Islands on 30 September 2019.

This privacy notice puts investors in the Company on notice that through your investment into the Company you may provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). The Company collects, uses, discloses, retains and secures personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. The Company will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct the activities of the Company on an ongoing basis or to comply with legal and regulatory obligations to which the Company is subject. The Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data. In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to the Company.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

What rights do individuals have in respect of personal data?

Under the DPA, individuals must be informed of the purposes for which their personal data is processed and this privacy notice fulfils the Company’s obligation in this respect. Individuals have rights under the DPA in certain circumstances.

These may include the right to request access to their personal data, the right to request rectification or correction of personal data, the right to request that processing of personal data be stopped or restricted and the right to require that the Company cease processing personal data for direct marketing purposes.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling: +1 (345) 946-6283 or by email at info@ombudsman.ky.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through the address and telephone number of our principal executive office. Our principal website is www.colorstarinternational.com. The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.

Economic Substance

The Cayman Islands has recently enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision), or the Cayman Economic Substance Act. The Company is required to comply with the Cayman Economic Substance Act. As the Company is a Cayman Islands company, compliance obligations include filing annual notifications for the Company, which need to state whether the Company is carrying out any relevant activities and if so, whether the Company has satisfied economic substance tests to the extent required under the Cayman Economic Substance Act. As it is a new regime, it is anticipated that the Cayman Economic Substance Act will evolve and be subject to further clarification and amendments. The Company may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Cayman Economic Substance Act. Failure to satisfy these requirements may subject the Company to penalties under the Cayman Economic Substance Act.

The Financial Action Task Force’s Increased Monitoring of the Cayman Islands

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.” When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company and its group.

Certain Anti-Money Laundering Matters

In order to comply with legislation or regulations aimed at the prevention of money laundering, the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

The Company also reserves the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (As Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling shareholders or any other person. We will make copies of this prospectus available to the Selling shareholders and are informing the Selling shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our ordinary shares and activities of the selling shareholder.

MATERIAL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS
OF OUR ORDINARY SHARES

The following sets forth the material Cayman Islands, Chinese and U.S. federal income tax consequences related to an investment in our ordinary shares. It is directed to U.S. Holders (as defined below) of our ordinary shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

Generally

Color Star Technology Co., Ltd. is an exempted company incorporated under the laws of the Cayman Islands which is not currently subject to any Cayman Islands taxes. Color China is subject to Hong Kong law. CACM Group NY, Inc. and Baytao LLC are subject to U.S. laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the shares, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations relating to the ownership and disposition of our ordinary shares by a U.S. holder (as defined below) that holds our ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, holders who will hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of our ordinary shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our ordinary shares.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be a “passive foreign investment company,” or “PFIC,” for U.S. federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Although the law in this regard is unclear, we intend to treat CACM and Baytao as being owned by us for U.S. federal income tax purposes, and we treat it that way, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of CACM and Baytao for United States federal income tax purposes, and based upon our income and assets and the value of our ordinary shares, we do not believe that we were a PFIC for the taxable years ended June 30, 2020, 2019 and 2018, and do not anticipate becoming a PFIC in the foreseeable future.

Assuming that we are the owner of CACM and Baytao for U.S. federal income tax purposes, although we do not believe that we were a PFIC for the taxable year ended June 30, 2020, 2019 and 2018 and do not anticipate becoming a PFIC in the foreseeable future, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unrecorded intangibles (which will depend upon the market value of our ordinary shares from time-to-time, which may be volatile). In estimating the value of our goodwill and other unrecorded intangibles, we have taken into account our market capitalization. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unrecorded intangibles, which may result in our company being or becoming a PFIC for the current or one or more future taxable years.

The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering. If we determine not to deploy significant amounts of cash for active purposes or if we were treated as not owning CACM and Baytao for United States federal income tax purposes, our risk of being classified as a PFIC may substantially increase. Because our PFIC status for any taxable year is a factual determination that can be made only after the close of a taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we are a PFIC for any year during which a U.S. holder held our ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. holder held our ordinary shares.

The discussion below under “Dividends” and “Sale or Other Disposition of ordinary shares” is written on the basis that we will not be or become a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution paid will generally be reported as a “dividend” for U.S. federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced U.S. federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

A non-U.S. corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. In the event we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares. Each non-corporate U.S. holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our ordinary shares. Dividends received on the ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the Enterprise Income Tax Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on our ordinary shares. (See “—People’s Republic of China Taxation”) In that case, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ordinary shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term if the ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. In the event that we are treated as a PRC “resident enterprise” under the Enterprise Income Tax Law and gain from the disposition of the ordinary shares is subject to tax in the PRC, a U.S. holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. U.S. holders are advised to consult its tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC source.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our ordinary shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ordinary shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the ordinary shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our ordinary shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. Since we plan to have our ordinary shares listed on the Nasdaq, and provided that the ordinary shares will be regularly traded on the Nasdaq, a U.S. holder holds ordinary shares will be eligible to make a mark-to-market election if we are or were to become a PFIC. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ordinary shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our ordinary shares may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

As discussed above under “Dividends,” dividends that we pay on our ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our ordinary shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ordinary shares. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus was passed upon Conyers Dill & Pearman to the extent governed by the laws of the Cayman Islands, who are acting as counsel to our company with respect to matters of Cayman Islands law. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters.

The current address of Conyers Dill & Pearman is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017.

EXPERTS

The consolidated financial statements for the years ended December 31, 2020, December 2019 and 2018 as set forth and incorporated by reference in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Wei, Wei & Co., LLP, an independent registered public accounting firm given on their authority as experts in accounting and auditing. The current address of Wei, Wei & Co., LLP is 133-10 39th Avenue, Flushing, NY 11354.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in China. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to Conyers Dill & Pearman, our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States or Hong Kong courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

As of the date hereof, no treaty or other form of reciprocity exists between the Cayman Islands and Hong Kong governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or Hong Kong, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

●	Our current report on Form 6-K, furnished to the SEC on June 21, 2021, June 17, 2021, June 7, 2021, May 28, 2021, May 14, 2021, April 13, 2021, April 12, 2021, April 1, 2021, March 25, 2021, March 29, 2021, February 23, 2021.

●	our Amendment to the Annual report on Form 20-F/A, filed with the SEC on February 26, 2021 (the “form 20-F/A”)

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within four months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also anticipate furnishing semi-annual reports on Form 6-K containing unaudited interim financial information for the first two quarters of each fiscal year, within 6 months after the end of such quarter.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities the Selling shareholders are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, are also available on the SEC’s web site at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our Articles of Association require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances, against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of his being a director or officer of our company or another body corporate, partnership, joint venture, trust or other enterprise at our company’s request, unless this is prohibited by law. We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

COLOR STAR TECHNOLOGY CO., LTD.

Up to 20,000,000 Units

Each Unit Consisting of One Ordinary Share and One Warrant to
Purchase One Ordinary Share

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Private Placement

On March 27, 2021, the Company entered into four securities purchase agreements with four non-U.S. persons pursuant to which the Company sold 13,500,000 ordinary shares of the company at a purchase price of $1.30 per share for an aggregate offering price of $17,550,000 in a private placement. All issuances were of ordinary shares to these shareholders and were deemed to be exempt under Regulation S under the Securities Act of 1933, as amended.

On March 25, 2021, the Company entered into two Securities Purchase Agreements with two non-U.S. persons pursuant to which, the Company sold to the investor 6,500,000 ordinary shares of the Company, at a purchase price of $1.30 per share for an aggregate offering price of $8,450,000 in a private placement. All issuances were of ordinary shares to these shareholders and were deemed to be exempt under Regulation S under the Securities Act of 1933, as amended.

On February 18, 2021, the Company entered into certain securities purchase agreement with certain non-U.S. persons, pursuant to which the Company sold an aggregate of 20,000,000 units, each unit consisting of one ordinary share and a warrant to purchase one share with an initial exercise price of $1.34 per share, at a price of $1.30 per unit, for an aggregate purchase price of $26,000,000. The Warrants are exercisable immediately upon the date of issuance at an initial exercise price of $1.34 per Share, for cash (the “Warrant Shares”). The Warrants may also be exercised cashlessly if at any time after the three-month anniversary of the issuance date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares. The Warrants shall expire three years from its date of issuance. The Warrants are subject to customary anti-dilution provisions reflecting stock dividends and splits or other similar transactions. On June 4, 2021, the Company amended and restated the securities purchase agreement with the investors. All issuances were of ordinary shares to these shareholders and were deemed to be exempt under Regulation S under the Securities Act of 1933, as amended.

On January 23, 2020, the Company entered into certain securities purchase agreement with a non-U.S. investor, an affiliate of the Company pursuant to which the Company sold an aggregate of 2,000,000 shares of ordinary shares, at a per share purchase price of $1.00. The net proceeds to the Company from the transaction contemplated in the SPA will be approximately $1,990,000. All issuances were of ordinary shares to this shareholder and were deemed to be exempt under Regulation S under the Securities Act of 1933, as amended.

Assets Purchase Agreement

On August 21, 2020, the Company entered into an Asset Purchase Agreement with a non-U.S. third party pursuant to which the Company purchased certain machinery and equipment for stage performance for a total purchase price of $6,818,000, of which $3,000,000 shall be paid in cash and the remaining $3,818,000 shall be paid in the form of 6,060,318 ordinary shares, valued at $0.63 per share, the closing price of the Shares on August 20, 2020. All issuances were of ordinary shares were deemed to be exempt under Section 4(2) under the Securities Act of 1933, as amended.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

The following documents are filed as part of this registration statement:

Exhibit
Exhibit Number	Description of Documents
3.1	Amended and Restated Memorandum and Articles of Association, dated May 1, 2020 (Incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed with the SEC on May 5, 2020)

3.2	Amended and Restated Memorandum and Articles of Association, dated June 28, 2019 (Incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed with the SEC on July 17, 2019)

3.3	Certificate of Incorporation on Change of Name, dated July 12, 2019 (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on July 17, 2019)

3.4	Certificate of Incorporation on Change of Name, dated May 1, 2020 (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on May 5, 2020)

4.1	Form of Warrants issued to the Selling Shareholders (Incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed with the SEC on February 23, 2021)

5.1*	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Company, as to the validity of the Units and underlying ordinary shares being offered (including consent)

10.1	Form of Employment Agreement (Incorporated by reference to Exhibit 4.1 of the Company’s Report on Form 20-F filed with the SEC on November 15, 2019)

10.2	Form of Director Agreement (Incorporated by reference to Exhibit 4.2 of the Company’s Report on Form 20-F filed with the SEC on November 15, 2019)

10.3	2019 Equity Incentive Plan (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on June 5, 2019)

10.4	Employment Agreement by and between Sean (Yang) Liu and the Company, dated March 28, 2019 (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on March 28, 2019)

10.5	Amended and Restated Employment Agreement by and between Sean (Yang) Liu and the Company, dated May 5, 2020 (Incorporated by reference to Exhibit 99.3 of the Company’s Report on Form 6-K filed with the SEC on March 28, 2019)

10.6	Employment Agreement by and between Lili Jiang and the Company, dated March 28, 2019 (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on March 28, 2019)

10.7	Director Agreement by and between Xiaoyuan Zhang and the Company, dated July 19, 2019 (Incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed with the SEC on July 24, 2019)

10.8	Director Agreement by and between Yingxian (Elaine) Xiang and the Company, dated September 21, 2020 (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on September 25, 2020)

10.9	Form of Placement Agency Agreement, between Color Star Technology Co., Ltd. and Maxim Group LLC (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on September 17, 2020)

10.10	Form of Securities Purchase Agreement between the Company and the Purchasers in connection with the September 2020 Offering (Incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed with the SEC on September 17, 2020)

10.11	Form of Warrants in connection with the September 2020 Offering (Incorporated by reference to Exhibit 99.3 of the Company’s Report on Form 6-K filed with the SEC on September 17, 2020)

10.12	Form of Lock-Up Agreement in connection with the September 2020 Offering (Incorporated by reference to Exhibit 99.4 of the Company’s Report on Form 6-K filed with the SEC on September 17, 2020)

10.13	Securities Purchase Agreement between the Company and GPL Ventures LLC dated September 4, 2020 (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on September 9, 2020)

10.14	Asset Purchase Agreement by and between the Company and Qiaoli Lin dated August 21, 2020 (Incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K filed with the SEC on August 28, 2020)

10.15	Director Agreement by and between Hung-Jen Kuo and the Company, dated August 12, 2020 (Incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K filed with the SEC on August 13, 2020)

10.16	Placement Agency Agreement, dated July 20, 2020, between Color Star Technology Co., Ltd. and Maxim Group LLC (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on July 22, 2020)

10.17	Form of Securities Purchase Agreement between the Company and the Purchasers in connection with the July 2020 Offering (Incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed with the SEC on July 22, 2020)

10.18	Form of Warrants in connection with the July 2020 Offering (Incorporated by reference to Exhibit 99.3 of the Company’s Report on Form 6-K filed with the SEC on July 22, 2020)

10.19	Form of Lock-Up Agreement in connection with the July 2020 Offering (Incorporated by reference to Exhibit 99.4 of the Company’s Report on Form 6-K filed with the SEC on July 22, 2020)

10.20	Employment Agreement by and between Biao (Luke) Lu and the Company dated July 17, 2020 (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on July 17, 2020)

10.21	Amendment No. 2 to the Share Exchange Agreement by and among the Company, Yang (Sean) Liu Sunway Kids International Education Group Ltd. and its shareholders dated June 25, 2020 (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on June 26, 2020)

10.22	Share Purchase Agreement by and among the Company and Yanliang Han dated June 25, 2020 (Incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed with the SEC on June 26, 2020)

10.23	Placement Agency Agreement, dated May 11, 2020, between Color Star Technology Co., Ltd. and Maxim Group LLC (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on May 13, 2020)

10.24	Form of Securities Purchase Agreement between the Company and the Purchasers in connection with the May 2020 Offering (Incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed with the SEC on May 13, 2020)

10.25	Form of Warrants in connection with the May 2020 Offering (Incorporated by reference to Exhibit 99.3 of the Company’s Report on Form 6-K filed with the SEC on May 13, 2020)

10.26	Form of Lock-Up Agreement in connection with the May 2020 Offering (Incorporated by reference to Exhibit 99.4 of the Company’s Report on Form 6-K filed with the SEC on May 13, 2020)

10.27	Share Exchange Agreement by and among the Company, Yang (Sean) Liu, Color China Entertainment Limited and its shareholders, dated May 7, 2020 (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on May 11, 2020)

10.28	Share Purchase Agreement by and among Xianfu Han and Weili He, Xin Ao Construction Materials, Inc. and Huitao Technology Co., Ltd., dated March 31, 2020 (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on April 8, 2020)

10.29	Placement Agency Agreement, dated March 31, 2020, between Huitao Technology Co., Ltd. and Maxim Group LLC (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on April 2, 2020)

10.30	Form of Securities Purchase Agreement, dated March 31, 2020, between the Company and the Purchasers in connection with the March 2020 Offering (Incorporated by reference to Exhibit 99.2 of the Company’s Report on Form 6-K filed with the SEC on April 2, 2020)

10.31	Form of Warrants in connection with the March 2020 Offering (Incorporated by reference to Exhibit 99.3 of the Company’s Report on Form 6-K filed with the SEC on April 2, 2020)

10.32	Form of Lock-Up Agreement in connection with the March 2020 Offering (Incorporated by reference to Exhibit 99.4 of the Company’s Report on Form 6-K filed with the SEC on April 2, 2020)

10.33	Joint Venture Agreement by and between CACM Group NY, Inc. and Baydolphin, Inc. (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on March 16, 2020)

10.34	Share Exchange Agreement by and among Huitao Technology Co., Ltd., Yang (Sean) Liu, Sunway Kids International Education Group Ltd. and its shareholders (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on January 3, 2020)

10.35	Amendment No. 1 to the Share Exchange Agreement by and among Huitao Technology Co., Ltd., Yang (Sean) Liu, Sunway Kids International Education Group Ltd. and its shareholders (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on February 14, 2020)

10.36	Securities Purchase Agreement by and between Huitao Technology Co., Ltd. and Hou Sing International Business Limited (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on January 23, 2020)

10.37	Office Service Agreement, dated June 24, 2020, by and between Quest Workspaces 800 3rd, LLC and CACM Group NY, Inc. (Incorporated by reference to Exhibit 4.37 of the Company’s Annual Report on Form 20-F filed with the SEC on November 13, 2020)

10.38	Securities Purchase Agreement by and between the Company and Purchasers (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on February 23, 2021)

10.39

Securities Purchase Agreements, dated March 25, 2021, between the Company and the non-U.S. purchasers (Incorporated by reference to Exhibit 99.1 and 99.2 of the Company’s Report on Form 6-K filed with the SEC on March 25, 2021)

10.40	Securities Purchase Agreements dated March 27, 2021 by and between the Company and non-U.S.Purchasers (Incorporated by reference to Exhibit 99.1, 99.2, 99.3 and 99.4 of the Company’s Report on Form 6-K filed with the SEC on March 29, 2021)

10.41	Director Agreement between the Company and Long Yi dated March 31, 2021. (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on April 01, 2021)

10.42	Letter from Wei Wei & Co., LLP, dated April 9, 2021 (Incorporated by reference to Exhibit 99.1 of the Company’s Report on Form 6-K filed with the SEC on April 13, 2021)

10.43	Employment Agreement between the Company and Jehan Zeb Khan, dated May 11, 2021 (Incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K filed with the SEC on May 14, 2021)

10.44	Employment Agreement to Basil Wilson dated May, 27, 2021. (Incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K filed with the SEC on May 27, 2021)

10.45	Employment Agreement to Biao Lu, dated June 16, 2021 (Incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K filed with the SEC on June 17, 2021)

10.46	Amended and Restated Employment Agreement to Basil Wilson dated June 16, 2021(Incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K filed with the SEC on June 21, 2021)

10.47	Amended and Restated Share Purchase Agreement between the Company and the Selling Shareholders date June 4, 2021 (Incorporated by reference to Exhibit 10.2 of the Company’s Report on Form 6-K filed with the SEC on June 21, 2021)

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 8.1 of the Company’s Annual Report on Form 20-F filed with the SEC on November 13, 2020)

11.1	Code of Business Conduct and Ethics (Incorporated by reference to Exhibit 11.1 of the Company’s Report on Form 20-F filed with the SEC on November 15, 2019)

23.1*	Consent of Wei, Wei & Co., LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

*	Filed herewith.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering and such other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 22, 2021.

COLOR STAR TECHNOLOGY CO., LTD.

By:	/s/ Basil Wilson
Basil Wilson
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Basil Wilson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 22, 2021
Basil Wilson

/s/ Lili Jiang	Chief Financial Officer	June 22, 2021
Lili Jiang	(Principal Accounting Officer)

/s/ Yingxian(Elaine) Xiang	Director	June 22, 2021
Yingxian(Elaine) Xiang

/s/ Hung-Jen Kuo	Director	June 22, 2021
Hung-Jen Kuo

/s/ Long Yi	Director	June 22, 2021
Long Yi

/s/ Jehan Zeb Khan	Director	June 22, 2021
Jehan Zeb Khan